Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in Registration Statements No. 33-60188 and 333-100659 of Educational Development Corporation on Form S-8 of our report dated May 28, 2015, appearing in this Annual Report on Form 10-K of Educational Development Corporation for the year ended February 28, 2015.

/s/ HoganTaylor LLP

Tulsa, Oklahoma
May 28, 2015